 Exhibit 99.1

MEDIA ADVISORY
For Immediate Release
Friday, February 1, 2012
Contact: Chad Hyslop (208) 319-1604
chyslop@usecology.com    www.usecology.com

Westinghouse To Use US Ecology Disposal Site
Idaho Hazardous Waste Facility Provides Secure Disposal &
Cost Savings Over Alternatives

BOISE, IDAHO - On October 27, 2011 the U.S. Nuclear Regulatory Commission (NRC) issued a letter, Safety Evaluation Report and license amendment to Westinghouse Electric Company (WEC) authorizing WEC to dispose 30,000 cubic yards of low-activity radioactive materials at US Ecology Idaho, Inc.’s (USEI) hazardous waste disposal facility near Grand View, Idaho. On November 29, 2011 the Idaho Department of Environmental Quality (IDEQ) concurred that the material met the Idaho site’s waste acceptance criteria and was acceptable for disposal. The material contains low concentrations of enriched uranium, Tc-99 and other radioactive isotopes associated with nuclear fuel manufacturing and reprocessing.

“We are very pleased to support Westinghouse on this important decommissioning project and to provide the nuclear power industry with a safe, compliant, and proven option for disposal of low-activity radioactive material,” said Jim Baumgardner, President and Chief Executive Officer.

The NRC and IDEQ  approvals allow for alternate disposal, under 10 CFR §20.2002, of specified low-activity radioactive materials from the Hematite Decommissioning Project (HDP) including certain waste containing source, byproduct, and special nuclear material.  The HDP, located near Festus, Missouri, manufactured nuclear fuel assemblies for the US Navy and fuel for nuclear power plants from 1956 to 2001. In 2001 fuel manufacturing ceased and the facility license was amended to allow decommissioning. Activities at the HDP generated various radioactive wastes including varying levels of enriched uranium. The primary waste types expected to be shipped from HDP to USEI include soil and miscellaneous debris such as empty bottles, floor tile, rags, drums, bottles, glass wool, lab glassware, and air filters.

Under the terms of its contract with WEC, USEI provides rail transportation from the HDP site using its own fleet of gondola railcars and disposal at USEI. Shipments to USEI began January 19th, 2012.

In 2010 USEI also received NRC approval and IDEQ concurrence to dispose low-activity decommissioning waste from the Pacific Gas & Electric Humboldt Bay nuclear power plant (HBPP) near Eureka, California. Material from HBPP was received at USEI throughout 2011. Both the Westinghouse and Pacific Gas & Electric projects are expected to continue for several years.

“The permitted capabilities of our Idaho facility combined with its engineered design, full radiation protection program, natural geological containment and low-precipitation climate provide our customers a high level of environmental protection,” commented Senior Vice President of Sales and Marketing, Steve Welling, adding, “We offer a proven solution to support utilities, nuclear fuel fabricators, research facilities, and government agencies with their low-activity radioactive waste disposal needs.”

About US Ecology Idaho, Inc.

USEI is a RCRA Subtitle C hazardous waste disposal facility permitted by the Idaho Department of Environmental Quality (IDEQ) to receive low activities of radioactive waste under the terms of its radioactive materials Waste Acceptance Criteria. It is located near Grand View, Idaho in the Owyhee Desert of southwestern Idaho. Low activity radioactive material is disposed of in an U.S. EPA standard triple-lined, engineered disposal cell. Thick natural clay deposits, low precipitation rate, deep, non-potable groundwater, and lack of any up-gradient drainage area provide superior environmental protection over other available options. In addition to the natural environmental protections provided by geology and climate, a number of engineered features are also present to enhance confinement of contaminants over the long term including engineered covers, multiple earthen and synthetic liners and leachate monitoring/collection systems. In addition, USEI has a comprehensive radiological protection program including personnel training in the safe handling of radioactive materials, dosimetry, environmental monitoring, a medical surveillance program, and an approved radioactive materials model.

USEI’s radiological program and waste acceptance is regulated by the State of Idaho through authority found in Idaho statute and related regulations.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities throughout North America. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This media advisory contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will successfully execute its low activity radioactive waste growth strategy or increase its market share. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.’s December 31, 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.